FOR IMMEDIATE RELEASE
Contact:
Amy Conti
Vice President, Investor Relations
The BISYS Group, Inc.
(973) 461-5914
The BISYS Group, Inc.
(NYSE: BSG)
www.bisys.com
BISYS® Files Fiscal Year 2006 Form 10-K
ROSELAND, N.J. (December 18, 2006) — BISYS, a leading provider of outsourcing solutions for the financial services sector, today filed its fiscal year 2006 Form 10-K for the period ended June 30, 2006.
For Q4 fiscal 2006, the Company reported a GAAP after-tax net loss of $39.7 million on revenues of $218.2 million. This compares to $24.4 million of net income on revenues of $216.0 million for the same quarter of fiscal year 2005. The Company reported a GAAP pre-tax operating loss of $67.3 million for Q4 fiscal 2006 compared to GAAP pre-tax operating earnings of $20.4 million for Q4 fiscal 2005, excluding discontinued operations.
Q4 results were adversely impacted by reserving $66.5 million for the pending settlement of the consolidated class action and related lawsuit and $25.1 million reserve for the proposed settlement with the SEC concerning past financial restatements. Excluding the settlements, results for continuing operations improved year-on-year by almost $4 million due to lower litigation and regulatory expense offset by weaker operating performance primarily in the Fund Services business and elevated corporate expenses. Severance, restructuring and other charges totaled $2.2 million in Q4 2006 versus $3.1 million in Q4 2005. Stock option expenses under FAS123R were $0.2 million for period, while no expense was reported for the same period in 2005.
For full year fiscal 2006, BISYS reported net income of $232.2 million on revenues of $842.9 million compared to a net income of $6.1 million on revenues of $851.3 million for fiscal 2005. Fiscal 2006 included $234.9 million of net income related to discontinued operations, of which $203.7 million was the after-tax gain on the sale of the Company’s Information Services segment.
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The Company’s continuing operations reported operating earnings of $4.9 million for fiscal 2006 versus $76.3 million for the same period of the prior year. The main driver of the decline in operating results between periods was an increase in regulatory settlements from $20.9 million in fiscal year 2005 to $92.1 million in fiscal year 2006. Litigation expenses associated with regulatory settlements improved from $21.0 million in fiscal 2005 to $(0.8) million in fiscal 2006, net of insurance recoveries. Amounts relating to investigation fees, restructuring and other charges, and severance of $10.9 million were up $2.2 million compared to 2005. Fiscal 2006 included $2.5 million of stock option expense based on adoption of FAS123R, while the prior year did not. Corporate expenses were up $7.7 million year-on-year due to increased professional fees and other costs while results from the operating businesses declined by $15.4 million, driven by shortfalls in the Fund Services business offset by improvements elsewhere in Investment Services.
The Company earned $1.95 per share in fiscal 2006 due largely to discontinued operations, which accounted for $1.97 of the earnings per share while continuing operations reported a loss of $0.02 per share. The reserves for the pending settlement of the consolidated class action and related lawsuit and the proposed settlement for the SEC investigation negatively impacted results by approximately $0.53 per share.
“The completion and filing of our 2006 10-K is a positive step toward our goal of getting current on our filings,” said Bruce Dalziel, CFO. “We are making good progress on our exploration of strategic alternatives and hope to have news to report in early 2007.” The Company does not intend to provide additional guidance on fiscal 2007 results at this time.
Investors may access the filing on the Company’s website at www.bisys.com under the Investor Relations tab. Investors may also request a paper copy of the filing by calling the Company’s Investor Relations department at (973) 461-2500 or by writing to The BISYS Group, Attention: Investor Relations, 105 Eisenhower Parkway, Roseland, New Jersey 07068.
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About BISYS
The BISYS Group, Inc. (NYSE: BSG) provides outsourcing solutions that enable investment firms and insurance companies to more efficiently serve their customers, grow their businesses, and respond to evolving regulatory requirements. Its Investment Services group provides administration and distribution services for mutual funds, hedge funds, private equity funds, retirement plans, separately managed accounts, and other investment products. Through its Insurance Services group, BISYS is the nation’s largest independent wholesale distributor of life insurance and a leading independent wholesale distributor of commercial property/casualty insurance, long-term care, disability, and annuity products. Additional information is available at www.bisys.com.
Except for the historical information contained herein, the matters discussed in the press release are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current reasonable expectations and are subject to certain assumptions, risks, uncertainties and changes in circumstances due to future events as well as changes in economic, competitive, regulatory and/or technological factors affecting BISYS’ business, including, without limitation, the ongoing government investigations and litigations involving The Company. More detailed information about risk factors that could cause actual results to differ materially are noted in BISYS’ periodic filings with the Securities and Exchange Commission. These documents can be accessed on BISYS’ website at www.bisys.com under the “Investor Relations” tab. Forward-looking statements are only predictions, not guarantees of performance, and speak only as of the date they are made. BISYS disclaims any obligation to update or amend these statements in light of new information, future events or otherwise.
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